As filed with the Securities and Exchange Commission on June 16, 2008

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO

                                   FORM N-8B-2

                               FILE NO. 811-03965

                 REGISTRATION STATEMENT OF UNIT INVESTMENT TRUST

                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940



 MERRILL LYNCH FUND OF STRIPPED ("ZERO") U.S. TREASURY SECURITIES AND SUBSEQUENT
                            OR SIMILAR SERIES THEREOF













              NOT THE ISSUER OF PERIODIC PAYMENT PLAN CERTIFICATES






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I.   ORGANIZATION AND GENERAL INFORMATION

     2. Furnish name and principal business address and zip code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.

          Advisors Asset Management, Inc.
          18925 Base Camp Road
          Monument, Colorado  80132
          Internal Revenue Service Employer Identification Number is: 20-0532180

     4. Furnish name and principal business address and zip code and the Internal Revenue Service Employer Identification Number of each principal underwriter currently distributing securities of the trust.

          Advisors Asset Management, Inc.
          18925 Base Camp Road
          Monument, Colorado  80132
          Internal Revenue Service Employer Identification Number is: 20-0532180

III. ORGANIZATION, PERSONNEL AND AFFILIATED PERSONS OF DEPOSITOR

Organization and Operations of Depositor

     25. State the form of organization of the depositor of the trust, the name of the state or other sovereign power under the laws of which the depositor was organized and the date of organization.

          Advisors Asset Management, Inc. is a Delaware corporation that was originally organized as a limited partnership under the laws of Texas on December 29, 2003, converted to a Delaware corporation as of January 1, 2008 and changed its name from Fixed Income
          Securities, Inc. to Advisors Asset Management, Inc. effective
          June 16, 2008.



Officials and Affiliated Persons of Depositor

     28. (a) Furnish as at latest practicable date the following information with respect to the depositor of the trust, with respect to each officer, director, or partner of the depositor, and with respect to each natural person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the depositor.








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              ----------------------------------------------------
              NAME              OWNERSHIP OF SECURITIES OF THE
                                DEPOSITOR (% OF CLASS)
              ----------------------------------------------------
              Scott I.          475,960 Class B Units (15.851%);
              Colyer            4,150,000 Class D Units (47.810%)
              ----------------------------------------------------
              Lisa A.           147,987 Class B Units (4.928%);
              Colyer            1,080,000 Class D Units (11.127%)
              ----------------------------------------------------
              James R.          118,163 Class B Units (3.935%);
              Costas            50,435 Class D Units (0.581%)
              ----------------------------------------------------
              Joe R. Cotton     146,300 Class B Units (4.872%);
                                132,850 Class D Units (1.531%)
              ----------------------------------------------------
              Jim               950,000 Class D Units (10.945%)
              Dillahunty
              ----------------------------------------------------
              Michael           2,000 Class B Units (0.067%)
              Dudley
              ----------------------------------------------------
              Christopher       56,200 Class B Units (1.872%);
              T. Genovese       202,384 Class D Units (2.332%)
              ----------------------------------------------------
              Denis Marlin      1,026,007 Class A Units (100.000%)
              ----------------------------------------------------
              Randal J.         140,000 Class D Units (1.613%)
              Pegg
              ----------------------------------------------------
              R. Scott          2,500 Class B Units (0.083%);
              Roberg            23,228 Class D Units (0.268%)
              ----------------------------------------------------
              Jack Simkin       117,909 Class B Units (3.927%);
                                1,058,896 Class D Units (12.199%)
              ----------------------------------------------------
              Andrew            412,702 Class D Units (4.755%)
              Williams
              ----------------------------------------------------



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                                    EXHIBITS

The following exhibits are filed herewith:

Exhibit A(6)(a)

     Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of the Depositor. Reference is made to Exhibit A(6)(a) to the to the Registration Statement on Form N-8B-2 for Advisors Disciplined Trust (File No. 811-21056) as filed on June 16, 2008.

Exhibit A(6)(b)

     Bylaws of the Depositor. Reference is made to Exhibit 1.3 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust 213 (File No. 333-148484) as filed on January 4, 2008.

Exhibit A(11)

     Code of Ethics of Trust and Depositor. Reference is made to Exhibit 2.2 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust 73 (File No. 333-131959) as filed on March 16, 2006.

Exhibit E

     Directors and Officers of the Depositor. Reference is made to Exhibit 6.1 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust 213 (File No. 333-148484) as filed on January 4, 2008.

















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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Depositors of the registrant have caused this Amendment No. 3 to the registration statement to be duly signed on behalf of the registrant in the city of Monument and state of Colorado on the 16th day of June, 2008.


                                By:   ADVISORS ASSET MANAGEMENT, INC.


                                By:     /s/ ALEX R. MEITZNER
                                   -------------------------------
                                         Alex R. Meitzner
                                       Senior Vice President























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